Consent of Independent Registered Public Accounting Firm

The Board of Directors
LivePerson, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-112019 and 333-112018) on Form S-3 and (No. 333-34230) on Form S-8 of LivePerson, Inc. and subsidiaries of our report dated March 16, 2005, with respect to the consolidated balance sheet of LivePerson, Inc. and subsidiaries as of December 31, 2004 and the related consolidated statements of operatons, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2004, which report appears in the December 31, 2005 Annual report on Form 10-K of LivePerson, Inc. and subsidiaries.

/s/ KPMG LLP

New York, New York
March 15, 2006